EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information Contact:
Edward R. (Jack) Cameron (CEO) 952/930-9000
Richard G. Cinquina
Equity Market Partners
904/261-2210

Appliance Recycling Centers of America Awarded Refrigerator and Freezer
Recycling Contract by The Midwest Energy Efficiency Alliance

Minneapolis, MN—November 11, 2005— Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) announced it has been awarded a contract by The Midwest Energy Efficiency Alliance (MEEA) to remove from service and recycle inefficient, non-commercial refrigerators and freezers targeting the AmerenUE customers in the Missouri cities of St. Louis, Jefferson City and Cape Girardeau.

The program, sponsored by AmerenUE and administered by MEEA, will run from October 1 through December 31, 2005, ARCA will pick up and recycle the older, non-commercial refrigerators and freezers of area residents, who have replaced those units with energy-efficient EnergyStar® appliances. Customers will be paid a $50 incentive per refrigerator for participating in this energy efficiency program.  Additional information about the program can be found at http://www.ameren.com/Residential/ADC_Res_RefrigeratorRecyclingProgram.asp or by calling 1-866-706-3996.

In addition to building public awareness of energy-efficient appliances, the MEEA program is aimed at disposing of older inefficient appliances in an environmentally friendly manner and replacing them with an equal number of EnergyStar units.

About ARCA

ARCA is the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.  Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is also one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of October 2005, ApplianceSmart was operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.  Visit our web site at www.arcainc.com.

About The Midwest Energy Efficiency Alliance

Formed in 1999, The Midwest Energy Efficiency Alliance (www.mwalliance.org) is a regional network of organizations collaborating to promote energy efficiency. MEEA’s vision is to be a leader in raising and sustaining the level of energy efficiency in the Midwest region by fostering increased market penetration of existing energy efficient technologies and promoting new technologies, products and best practices, including renewable energy.

About AmerenUE

AmerenUE is an electric and natural gas investor owned utility which is a subsidiary of St. Louis-based Ameren Corporation (www.ameren.com, NYSE: AEE). With assets of more than $17 billion, Ameren through its subsidiaries, serves 2.3 million electric and more than 900,000 natural gas customers in a 64,000-square-mile area of Illinois and Missouri.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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